UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	November 24, 2004 (November 18, 2004)

CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24525	36-4159663

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

3535 Piedmont Road, Building 14, Fourteenth Floor, Atlanta, Georgia		30305

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(404) 949-0700

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement.

     On November 18, 2004, the Company entered into an Amendment and Restatement Agreement, among the Company, the Lenders party thereto and JPMorgan Chase Bank, as Administrative Agent, including the Credit Agreement, dated as of March 28, 2003, as amended and restated as of July 15, 2004, among the Company, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Amended Credit Agreement”). J.P. Morgan Securities Inc., an affiliate of JPMorgan Chase Bank, N.A. is acting as sole and exclusive advisor, lead arranger and sole bookrunner for the restated credit facilities.

     The Amended Credit Agreement provides for (a) an increase in the existing revolving credit facility of $75.0 million to an aggregate principal amount of $181.9 million and (b) a new term loan facility in the aggregate principal amount of $75.0 million. The proceeds of the new term loan facility, fully funded on November 19, 2004, will be used by the Company to purchase, from time to time, shares of its Class A Common Stock, pursuant to a stock repurchase program previously announced. The proceeds of the restated revolving credit facility will be used for general corporate purposes.

     The Company’s obligations under the Amended Credit Agreement are collateralized by substantially all of its assets in which a security interest may lawfully be granted (including FCC licenses held by its subsidiaries), including, without limitation, intellectual property, real property, and all of the capital stock of the Company’s direct and indirect subsidiaries (except the capital stock of Broadcast Software International, Inc., or BSI) and 65% of the capital stock of any first-tier foreign subsidiary. The obligations under the Amended Credit Agreement are also guaranteed by each of the direct and indirect domestic subsidiaries, except BSI, and are required to be guaranteed by any additional subsidiaries acquired by the Company.

     The maturities on the restated revolving credit facility and the existing term loans will not be changed. The new term loan facility will mature on March 28, 2010 and will amortize on a quarterly basis in an amount equal to (a) 0.25% of the original principal amount per fiscal quarter for each fiscal quarter ending on or before March 31, 2009; (b) 23.50% of the original principal amount per fiscal quarter for fiscal quarters ending on or about June 30, 2009, September 30, 2009, and December 31, 2009; and (c) the remaining principal balance on the maturity date.

     The restated revolving credit facility will bear interest, at the Company’s option, at a rate equal to the Alternate Base Rate (as defined by the Amended Credit Agreement) plus a margin ranging between 0.25% and 0.75%, or the Adjusted LIBO Rate (as defined by the Amended Credit Agreement) plus a margin ranging between 1.25% and 1.75% (in either case dependent upon the Company’s leverage ratio). The new term loan facility will bear interest, at the Company’s option, at a rate equal to the Alternate Base Rate plus a margin of 0.50% or the Adjusted LIBO Rate plus a margin of 1.50%.

     The amount available under the restated revolving credit facility will be automatically reduced in quarterly installments by 7.5% in fiscal year 2004, 13.75% in fiscal year 2005, 18.75% in fiscal year 2006, 20.0% in fiscal year 2007, 31.25% in fiscal year 2008 and 8.75% in fiscal year 2009. Certain mandatory prepayments of the term loan facility and accelerated reductions in the availability of the revolving commitment will be required upon the occurrence of certain events, including upon the incurrence of certain additional indebtedness and upon the sale of certain assets.

     The representations, covenants, and events of default in the Amended Credit Agreement are substantially the same as those in existence prior to the restatement, modified as appropriate to provide for the restated revolving credit facility and the new term loan facility. Such modifications include an increase in the amount of cash proceeds that may be used to purchase shares of the Company’s Class A Common Stock from $15.0 million to $100.0 million and include new parameters for the Company’s required Total Leverage Ratio and Senior Leverage Ratio (each as defined by the Amended Credit Agreement).

     Events of default in the Amended Credit Agreement include, among others, (a) the failure to pay when due the obligations owing under the credit facilities; (b) the failure to perform and not timely remedy certain covenants; (c) the occurrence of payment or covenant default with respect to other material indebtedness; (d) voluntary or involuntary insolvency events; (e) one or more judgments in excess of $15.0 million rendered against the Company or any of its subsidiaries; (f) the loss, revocation, suspension or material impairment of any material FCC license; (g) any representation or warranty made or report, certificate or financial statement delivered to the lenders subsequently proven to have been incorrect in any material respect; and (h) the occurrence of a Change in Control (as defined in the Amended Credit Agreement). Upon the occurrence of an event of default, the lenders may terminate the loan commitments, accelerate all loans and exercise any of their rights under the Amended Credit Agreement and the ancillary loan documents as a secured party.

     Some of the lenders under the Amended Credit Agreement or their affiliates have various relationships with the Company involving the provision of financial services, including cash management, investment banking and brokerage services. They receive, and expect to receive, customary fees and expenses for these services. In addition, as previously disclosed, the Company is a party to an interest rate swap agreement with one of the lenders.

Section 2 – Financial Information

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     See Item 1.01.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.
	By:	/s/ Martin R. Gausvik
		Name:	Martin R. Gausvik
November 24, 2004		Title:	Executive Vice President and Chief Financial Officer Date: